EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 6, 2015, with respect to the audited consolidated balance sheet of 1PM Industries, Inc. and subsidiary (formerly known as Embarr Farms, Inc.) (the “Company”) as of February 28, 2015, and the related statements of expenses, changes in stockholders’ deficit, and cash flows for the period from April 8, 2014 (Inception) through February 28, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 15, 2015